Exhibit 10.1

                                                                st8936h
                               AMENDMENT

Amendment effective as of September 28, 1998 by and between SHIVA Corporation ("SHIVA"), a Massachusetts corporation, with offices at 28 Crosby Drive, Bedford, MA and Northern Telecom Inc. ("NORTEL"), a Delaware corporation, with offices at 4001 E. Chapel Hill-Nelson Hwy., Research Triangle Park, NC.

NORTEL and SHIVA agree that:

a. This is an amendment to that certain Agreement by and between SHIVA and NORTEL which was executed by the parties thereto on February 27, 1998 ("2/27/98 Agreement"). Section 8 of the 2/27/98 Agreement is deleted in its entirety and replaced with the following:

8. By September 30, 1998, Northern Telecom Inc. shall pay SHIVA Four Million Five Hundred Thousand Dollars ($4,500,000) and thereafter, at mid-quarter, during each of the next succeeding five (5) calendar quarters, Northern Telecom Inc. shall pay SHIVA Three Million One Hundred Thousand Dollars ($3,100,000) for a cumulative total of Twenty Million Dollars ($20,000,000), according to the below-listed payment schedule, immediately upon receipt of SHIVA's invoice:

September 30, 1998        $4,500,000
November 15, 1998         $3,100,000
February 15, 1999         $3,100,000
May 15, 1999              $3,100,000
August 15, 1999           $3,100,000
November 15, 1999         $3,100,000

These payments are in lieu of NORTEL's prior product purchase commit-ments to SHIVA. SHIVA hereby releases and discharges NORTEL from any claims or liability arising out of nonperformance of such commitments by NORTEL prior to September 25, 1998.

Commencing upon execution of the Amendment to this Agreement which is effective as of September 28, 1998 and continuing for the next succeeding five (5) calendar quarters, until December 31, 1999, SHIVA will provide NORTEL with the following support and development resources, to work on a full-time basis, under NORTEL's direction and control with respect to
PRODUCTS:

SHIVA Function        Level         Resource Available
--------------        -----         ------------------

Customer Support       3        Resource equivalent to two full
                                time persons

Development            4        Resource equivalent to two full
                                time persons

SHIVA is responsible for Level 3 and Level 4 Support as defined below. NORTEL is responsible for Level 1 and 2 Support, as defined below, to its end-users.

Level 1 Support shall mean that level of support whereby the supporting party (NORTEL) provides the primary interface through direct communication with its end users concerning software problems, defects and potential defects. The provider of Level 1 support will use reasonable efforts to accomplish problem determination on the appropriate hardware and software platform when problems which have occurred are reported, to the extent such problem determination is possible.

Level 2 Support shall mean that level of support whereby the supporting party (NORTEL) undertakes reasonable efforts to re-create and identify the errors and defects reported to it by its customers and to document such problems to the provider of Level 3 Support with failure analysis data and test case that will enable the Level 3 Support provider to re-create the reported defect on the software and hardware platform on which the product is supported by the party providing Level 3 Support. Level 2 Support will also identify instances where customers seek technical advice and assistance. In addition, the Level 2 Support provider will search the problem database for known problems and provide existing corrections to its customers. The problem database will be made available to NORTEL upon execution of this Agreement.

Level 3 Support shall mean the level of support whereby the supporting party (SHIVA) undertakes reasonable efforts to correct errors and defects in the PRODUCTS including without limitation all hardware, software and firmware included in such PRODUCTS and tests and delivers validated fixes in response to requests from the provider of Level 2 Support where Level 2 Support has exercised reasonable efforts to re-crate and identify the errors and defects reported to it. Level 3 Support includes updating the problem database to identify corrections to known problems. Level 3 Support shall also provide technical guidance to Level 2 Support as appropriate to assist Level 2 Support in resolving technical issues for their customers.

Level 4 Support shall mean that level of support whereby the supporting party (SHIVA) undertakes reasonable efforts to correct errors and defects in the PRODUCTS including without limitation all hardware, software and firmware included in such PRODUCTS and tests and delivers validated fixes. Level 4 support requested will only be accepted from SHIVA Bedford, MA Level 3 support personnel, once reasonable efforts have been exercised to re-create and identify the errors and defects reported to it. This support is limited to errors and defects in such PRODUCTS and feature enhancements. Feature enhancements are defined as existing features (which shall include the Merit Radius Server software as described below and all features previously committed to Siris in ShivOS 5.4.3) that require adaptation to comply with new specifications. Prior to any such feature enhancement work being performed by Level 4 support personnel, written acceptance/permission must be provided from the SHIVA NORTEL Account Manager (currently Julian Welch) to the Level 4 support personnel, which acceptance/permission shall not be unreasonably withheld. To the extent that such instances cannot be resolved by Level 3 Support, Level 4 Support shall also provide technical guidance to Level 2 Support as appropriate to assist Level 2 Support in resolving technical issues for their customers.

The parties agree to meet during the first week of each quarter, to determine support objectives for the quarter and subsequent quarters and to review services provided during prior quarter(s) to ensure that service objectives are being met.

Any additional professional development or support services or performance of special projects that NORTEL requires beyond the Level 3 and Level 4 support described above may be obtained at a rate of $2,500 per day plus travel, living and materials for such projects. Such additional professional services will be provided upon SHIVA's receipt and acceptance of NORTEL's purchase order authorizing additional services, which acceptance shall not be unreasonably withheld.

In addition to the support and professional services described above, SHIVA agrees that it has accepted NORTEL's previous purchase order for the Merit Radius Server software development effort. SHIVA further agrees, within thirty (30) days after execution of this Agreement, to provide NORTEL with a master copy of the software which will allow NORTEL's current installed base and inventory of Rapport 8s and 112s to be converted to the latest standard production release of ShivOS, which is ShivOS 5.4.2, provided at no additional charge or license fee payable to SHIVA. NORTEL shall identify a list of current NORTEL customers of Rapport 8s and 112s that will be converted and will provide this list to SHIVA prior to SHIVA's delivery of such software. The software upgrade of NORTEL's Rapport 8 and Rapport 112 installed base is limited to those NORTEL customers whose names appear on the list. The upgrade materials provided by SHIVA are limited to the software master only. All other materials that may be required for customer upgrade are to be supplied by NORTEL, at NORTEL's expense.


SHIVA further agrees to provide NORTEL with a copy of the software which will allow Siris, a NORTEL customer, to be converted to the next standard production release of ShivOS which incorporates the features committed to Siris in Release 5.4.3, at no additional charge or license fee payable to SHIVA, other than the charge described in the previously accepted Siris purchase order.

b. Section 10 of the 2/27/98 Agreement is deleted in its entirety. Sections 5.1, 5.2, 5.3, 5.4, 9.4, 12, and Exhibits D and G of the Marketing and Distribution Agreement dated 03/21/97 are deleted in their entirety.

This Amendment may be executed by the parties hereto on separate counter-parts, each of which shall constitute an original, but all of which when taken together shall constitute but one and the same instrument. Any signature of this Agreement by a party which is communicated by that party to the other party through facsimile shall constitute execution of this Agreement by the communicating party.

Except as set forth in this Amendment and other properly executed prior amendments and letter agreements, the above-referenced Agreements between SHIVA and NORTEL shall remain unchanged and enforceable in accordance with its terms.


Shiva Corporation                  Northern Telecom Inc.

By: /s/ Robert Cirrone             By: /s/ Glenn Falcao
    ------------------                -----------------
        Robert Cirrone                     Glenn Falcao
Title:  Chief Financial Officer    Title:  President, Internet and
                                           Service Provided Networks

Date:   September 28, 1998         Date: